Exhibit 10.4(8)

Jeff Guldner
Chairman and Chief Executive Officer

May 19, 2022

Adam Heflin
[*****]
[*****]

Adam-

I am pleased to extend to you this offer to become the Executive Vice President and Chief Nuclear Officer for Arizona Public Service Company. The detail of our proposal is included in Attachment A.

If you agree with the terms of our offer of employment as described herein, please sign as requested below.

Adam, I am confident that this will be a challenging and rewarding opportunity for you. I am excited about the prospect of you joining our team and we will do all that we can to ensure a smooth transition for you. I look forward to your contributions to our organization.

If you have any questions, please do not hesitate to contact me.

Sincerely,

Jeff Guldner

Signing this letter indicates your acceptance of the terms of this offer.

Acceptance: /s/ Adam C. Heflin        Date: 5/19/2022

Pinnacle West Capital Corporation ▪ Station 9036 ▪ 400 North 5th Street ▪ Phoenix, AZ 85004 ▪ Phone: 602.250.3800 ▪ Fax 602.250.3303

Attachment A

A starting annual base salary of $700,000
Hiring incentive of $500,000 payable during the first two weeks of your employment. This one-time hiring incentive is intended to replace any relocation expenses including, without limitation, the costs associated with any sale or purchase of real estate, departure and startup costs, temporary living, transportation costs associated with the relocation, and any additional miscellaneous costs you might incur related to relocation. If, prior to your two-year anniversary date, you resign for any reason or your employment is terminated for cause, you shall immediately repay to the Company the full amount of this hiring incentive. For purposes of this offer letter, “terminated for cause” means any act or omission that could result in disciplinary action pursuant to applicable laws or Company policies and procedures. The Company shall determine, in its sole discretion, whether cause for discipline exists.
4 weeks of vacation annually
Vehicle allowance of $10,000 per year
Financial planning reimbursement: $7,500 first year and $3,750 each subsequent year
Eligibility to participate in the officer annual incentive plan with target payment for 2022 of 75% and up to a maximum of 150% of annual base salary. Annual incentive payments are dependent on company and business unit performance and are generally paid during the first quarter of the subsequent year. Annual incentive payment for 2022 will be prorated based on the amount of time employed during 2022.
Long-Term Stock Based Compensation: Subject to Human Resources Committee (HRC) approval at the June 21, 2022 meeting, you will receive a long-term incentive award valued at $1,200,000 to be granted to you effective upon your hire date and based upon the closing stock price on such date. The details of this award are as follows:
oApproximately 70% of the total award will be Performance Shares with a three-year performance period of January 1, 2022 through December 31, 2024
oApproximately 30% of the total award will be Restricted Stock Units that vest equally over a four-year period with your first vesting on February 20, 2023
These awards will vest subject to your continued employment through the applicable vesting date and in all events will be subject to the terms and conditions of the plan and the applicable award agreement.
•Additional one-time Restricted Stock Unit (RSU) Grant: Subject to HRC approval at the June 21, 2022 meeting, you will receive a one-time RSU grant valued at $1,000,000 to be granted to you effective upon your hire date and based upon the closing stock price on such date. This award will vest equally over a four-year period with your first vesting on February 20, 2023 and subject to your continued employment through the applicable vesting date.In all events, this award will be subject to the terms and conditions of the plan and the applicable award agreement.
Eligibility to participate in the Supplemental Executive Benefit Retirement Plan (SEBRP). The SEBRP is structured as a cash balance plan to which the company contributes a percent of your base and annual incentive compensation as follow:

Age                Percent of Monthly Compensation Contribution
40-44                            10%
45-49                            12%
50-54                            15%
55 and over                        18%

Eligibility to participate in the company’s 401(k) plan. After six months of employment, you will become eligible for the company matching contribution of 75 cents for every dollar you contribute, up to 6% of your compensation.
Eligibility to participate in the Deferred Compensation Plan (DCP). The DCP provides you with the opportunity to defer part of your compensation on a pre-tax basis. The deferred amount also earns interest. The Company sets the interest amount each calendar year.
We provide officers with Key Executive Employment & Severance Agreements for change of control purposes. In the event of payment under this agreement, you would receive 2.99 times base salary and annual incentive as described in the agreement.
If you enroll in the company’s benefit program within the first 30 days of employment, your medical, dental, and life insurance will be effective of your one-month anniversary date of employment. Medical and dental plan premiums are on a pre-tax basis.

All items of compensation, and all benefits, that are provided pursuant to a compensation or benefit plan or agreement will be subject to the terms and provisions of the relevant plan for agreement and, in all cases, the Company reserves the right to modify, amend, suspend, or terminate the applicable plan or agreement. All items of compensation will be subject to normal Federal and State withholding and taxation.

Your employment is “at will” which means that either you or the Company may terminate your employment at any time for any reason with or without notice.

You represent that you have full authority to execute this offer letter and that neither executing this letter or providing services to the Company or its affiliates will constitute a breach of any agreement that you may have with any other party.

This offer is contingent upon successful completion of a pre-employment medical screening and background check.